Exhibit 10.13

440 Wheelers Farm Road, LLC
440 Wheelers Farms Road
Milford, Connecticut 06460

Dated as of January 7, 2000

The Winthrop Corporation
1000 Lafayette Boulevard
Bridgeport, Connecticut 06604

Re:
That certain Lease and that certain Side Letter Agreement both dated July 16, 1999 (collectively, the "Lease'), between 440 Wheelers Farm Road, LLC, as Landlord ("Landlord") and The Winthrop Corporation, as Tenant ("Tenant"), for certain Premises more particularly described therein (the "Premises"), located at 440 Wheelers Farms Road, Milford, Connecticut

Ladies and Gentlemen:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, effective as of the date hereof, hereby agree to amend the Lease as follows, notwithstanding anything to the contrary contained therein:

1.	General Definitions. Capitalized terms used but not separately defined in this Agreement shall have their respective meanings used in the Lease.

2.
Tenant's Option to Perform Initial Alterations. Landlord and Tenant hereby acknowledge that Tenant is exercising its option, pursuant to the above-referenced Side Letter Agreement, to have Tenant perform the Initial Alterations to the Premises, as opposed to having Landlord perform same as originally provided in the Lease. As a condition to exercising such option, the parties are entering into this Agreement to appropriately amend the Lease.

3.
Amended Commencement Date; Rent Commencement Date. The "Commencement Date" as defined in Exhibit "A" to the Lease, is hereby amended and restated to mean the later of: (a) the date Landlord delivers possession of the Premises to Tenant for the commencement of the Initial Alterations; or (b) January 15, 2000. The "Rent Commencement Date" as defined in Exhibit "A" to the Lease, is hereby acknowledged and confirmed to be August 1, 2000, as provided in said Exhibit "A" definition, but said Rent Commencement Date shall not be delayed or adjusted for any reason whatsoever, except solely in the event that Landlord (through no fault of Tenant) is unable to deliver the Premises to Tenant by January 15, 2000 for the purpose of Tenant's performance of the Initial Alterations, then Tenant's free Fixed Rent and Escalation Rent period, as described in Section 13 of the Lease, shall be extended ona per diem basis for each day after January 15, 2000 that Landlord fails to deliver the Premises to Tenant for the purpose of Tenant's performance of the Initial Alterations.

4.
Initial Free Rent Period. Since Tenant shall be performing the Initial Alterations, and as contemplated in the above-referenced Side Letter Agreement, there shall be no extensions to Tenant's initial Free Fixed Rent and Escalation Rent period referred to in Section 1.3 of the Lease, except as herein specifically provided. Accordingly, the fourth sentence of said Section 1.3 is hereby deleted in its entirety and is of no further force or effect.

5.
Alterations; Miscellaneous Modifications. The term "Alterations" as defined in Exhibit "A" to the Lease is hereby amended and restated to be as specifically provided in said Exhibit "A" definition, but the words "but excludes the Initial Alterations hereunder" in the last line of said definition are hereby deleted in their entirety and the following substituted therefor: "and includes the Initial Alterations to be performed by Tenant hereunder." Landlord's approval of Tenant's Plans shall mean that the Initial Alterations are Qualified Alterations, except with respect to the validity of the certificate of occupancy for the Premises (which will not have been issued at the time of Landlord's review of Tenant Plans), and except as otherwise stated in such approval as to any relevant portions of the Initial Alterations which do not meet the requirements for Qualified Alterations as set forth in Section 4.1 of the Lease. In addition, the following related modifications, solely with respect to the Initial Alterations, are hereby agreed to: (a) the fifteen (15) Business Days for Landlord's review of Alterations in Section 4.2 shall be changed to ten (10) Business Days with respect to the Initial Alterations; (h) the worker's compensation insurance policy(ies) to be furnished to Landlord under Section 4.3, shall, with respect to the Initial Alterations, he obtained by Tenant from Turner for Turner's employees, and from each subcontractor for its/their respective employees; (c) the prohibition against performing Alterations during the hours of 8:00 a.m. to 6:00 p.m. on Business Days under Section 4.6 shall not be applicable with respect to the Initial Alterations; (d) the design requirement by Landlord's engineer for any Alteration affecting any Building System in Section 4.8(ii) shall not apply for the Initial Alterations, provided same shall be subject to the review and reasonable approval of Landlord's engineer, with Tenant paying Landlord, as Additional Rent, the reasonable costs incurred by Landlord in connection therewith; and (e) Landlord's right to require Tenant to move materials for Alterations on the freight elevators between 5:00 p.m. and 8:00 a.m. on Business Days in Section 24.2 shall not apply with respect to the Initial Alterations.

6_
Performance Bond; Landlord's Expenses. Landlord and Tenant hereby acknowledge and confirm that Landlord shall not require Tenant to post a performance bond for the Initial Alterations, as provided in Section 4.4 of the Lease. In addition, Landlord and Tenant acknowledge and confirm that Landlord's right to collect Landlord's reasonable, out-of-pocket costs as provided in Section 4.11 of the Lease shall not apply to the Initial Alterations, except with respect to Landlord's reasonable, out-of-pocket, design review costs, which are incurred by Landlord as a result of Tenant using Tenant's own architect and engineer for the Initial Alterations.

7.
Removal Obligations. Tenant's removal, repair and restoration rights and obligations as provided in Section 4.7 of the Lease are hereby acknowledged and confirmed to apply to: (a) Tenant's Property; (b) any trade fixtures paid for by Tenant as part of the Initial Alterations; (c) any Alterations made after the Initial Alterations; and (d) any Specialty Alterations.

8.
Architect; Engineer; and General Contractor. Landlord and Tenant hereby acknowledge and confirm that Tenant shall use Turner Construction Company ("Turner") as the construction manager and general contractor, Robert W. Schunk Associates, as the engineer, and Van Summern Group, as the architect-for Tenant's performance of the Initial Alterations.

9.	Building-Standard Fit-Up Fund_ Sections 4.13(A) and (B) are hereby deleted in their entirety and the following substituted therefor:

"Section 4.13. Initial Alterations; Building-Standard Fit-Up Fund; and Moving Allowance.

(A)
Provided No Event of Default has occurred and is continuing, and subject to the provisions of this Section 4.13 and the Work Letter attached hereto as Exhibit B-1, Landlord shall pay an amount equal to $1,283,688.00 (the "Building-Standard Fit-Up Fund") towards Tenant's out-of-pocket construction costs (and the architectural and/or engineering fees) for the Initial Alterations. As part of the costs of its Initial Alterations, Tenant shall obtain a commercially reasonable, one-year warranty from Turner protecting Landlord and Tenant and warranting against defects in the construction and installation of the Initial Alterations (Landlord hereby acknowledging that the proposed warranty clause previously submitted to Landlord for inclusion in Tenant's contract with Turner is satisfactory to Landlord).

(B)
Furthermore, notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, Landlord shall reimburse Tenant for up to $342,317.00 towards the reasonable, out-of-pocket costs incurred by Tenant for moving expenses, design costs, Landlord-approved upgrades, substitutions or excess quantities of Building-Standard items, any communications and/or related information technology or wiring costs, and/or reasonable professional/consultant fees incurred in connection with this Lease and/or the Initial Alterations. Said additional allowance is sometimes herein referred to as the "Moving Allowance"."

In addition, a new Section 4.13(D) is hereby added to the Lease as follows:

"(D)
In no event shall the aggregate amount paid by Landlord under this Lease with respect to the Initial Alterations exceed the amounts of the Building-Standard Fit-Up Fund plus the Moving Allowance, as provided herein. Provided Tenant complies with its obligations under this Lease, Landlord shall pay to Tenant (or to Tenant's designated payees) the Building-Standard Fit-Up Fund and the Moving Allowance as follows:

(a)
Landlord shall, during the course of construction, pay monthly progress payments towards work already performed and in place. Said progress payments shall be made within thirty (30) days following Tenant's submission to Landlord of (i) a written certificate in the form of Exhibit A attached hereto and signed by Tenant and Tenant's architect certifying that the applicable portion of the Initial Alterations to the Premises have been Substantially Completed in accordance with the approved Tenant's Plans; and (ii) accompanying, reasonably detailed invoices with reasonable supporting data itemizing the construction costs incurred in connection therewith, said invoices to be in form and substance reasonably satisfactory to Landlord.

(b)
With respect to any progress payments to be made in connection with the Moving Allowance that do not cover Initial Alterations, Landlord shall pay Tenant such progress payments for appropriate costs so incurred by Tenant within thirty (30) days following Tenant's submission to Landlord of reasonably detailed invoices with reasonable supporting data evidencing the appropriate costs incurred, along with a letter from Tenant certifying that such costs have been so properly incurred in connection with the Moving Allowance (said letter and invoices to be in form and substance reasonably satisfactory to Landlord).

(c)
Notwithstanding anything to the contrary contained herein, Landlord shall hold a final retainage equal to one (1)% of the total Building Standard Fit-Up Fund, which shall be paid within thirty (30) days following Tenant's submission to Landlord of (i) if not theretofore delivered for the work in question, a written certificate in the form of Exhibit A attached hereto and signed by Tenant and Tenant's architect certifying that all Initial Alterations to the Premises have been Substantially Completed (subject only to minor punch list items, if any) in accordance with the approved Tenant's Plans; (ii) if not theretofore delivered for the work in question, accompanying, reasonably detailed invoices, with reasonable supporting data itemizing the construction costs incurred in connection therewith; and (iii) evidence of full payment to and signed lien waivers from all of the contractors and subcontractors used in connection with the Initial Alterations. Notwithstanding anything to the contrary contained herein, Tenant shall be responsible for obtaining a certificate of occupancy and zoning certificate of compliance for the Initial Alterations. If not theretofore delivered, Tenant, within sixty (60) days after Landlord's payment of any final progress payment not retained under this subsection (c), shall deliver to Landlord a duly issued, original and final certificate of occupancy and an accompanying original zoning certificate of compliance confirming that the Initial Alterations to the Premises have been completed and that the Premises may be lawfully occupied for office purposes. Should Tenant fail to obtain and deliver such certificate(s), Landlord shall have the right (but not the obligation), at Tenant's sole cost and expense, to perform any necessary work and/or to procure same, and Tenant shall immediately pay Landlord, as Additional Rent, Landlord's reasonable costs incurred in connection therewith.

(d)
Any balance remaining in the Building Standard Fit-up Fund or the Moving Allowance after the Initial Alterations have been Substantially Completed (and after a certificate of occupancy and lien waivers therefor have been obtained) shall be paid to Tenant in accordance with Section 4.13(C)."

10.
Tenant's Insurance. Tenant's insurance obligations, as provided in the first sentence of Section 9.1 of the Lease, shall commence on the Commencement Date (as opposed to commencing on Tenant's occupancy of the Premises).

11.
Electricity Metering. The second sentence Section 13.2 of the Lease is hereby deleted in its entirety and the following is substituted therefor: "Tenant shall install, as part of the Initial Alterations, the aforesaid meter or submeter as soon as is reasonably possible after the Commencement Date; and during the period(s), if any, before such meter or submeter is installed (or during any period(s) when same are inoperable), Tenant's Electricity Additional Rent shall be based on a monthly rate of $5,943.00 per month."

12.
Possession; Holdover Premium; Etc. Since Tenant shall be performing the Initial Alterations, and as contemplated by the above-referenced Side Letter Agreement, the last two (2) sentences of Section 21.1 (relating to Tenant's holdover premium reimbursement and Landlord's substantial completion of the Initial Alterations) are hereby deleted in their entirety and are of no further force or effect. Notwithstanding anything to the contrary contained in the Lease (as amended by this Agreement), in the event that Landlord (through no fault of Tenant) is unable to deliver the Premises to Tenant by January 15, 2000 for the purpose of Tenant's performance of the Initial Alterations, then Tenant's free Fixed Rent and Escalation Rent period, as described in Section 1.3 of the Lease, shall be extended on a per diem basis for each day after January 15, 2000 that Landlord fails to so deliver the Premises to Tenant for the purpose of Tenant's performance of the Initial Alterations.

13.
Power-washing; Fiber Optic Cabling. Landlord's obligation to have the Building power-washed, as provided in Section 24.4(C) of the Lease, shall occur on or promptly after the Commencement Date. If not theretofore performed, Landlord's obligation to install fiber optic cabling, as provided in Section 24.10 of the Lease, shall occur on or before January 15, 2000.

14.	Work Letter. Exhibit "B-1" to the Lease is hereby amended and restated as follows:

(a)	Plan Submission Date. The Plan Submission Date in Section 1(a) is hereby amended and restated to be January 15, 2000;

(b)
Costs_ A new Section 1(b) is hereby added as follows: "(b) Except as otherwise specifically set forth in Section 4.13 of the Lease (as amended by this Agreement) with respect to Landlord's payment of the Building-Standard Fit-Up Fund and the Moving Allowance, Tenant shall pay all costs and expenses (collectively, the "Work Costs") associated with the Initial Alterations, when and as they become due."

(c)	Building Permit. Tenant shall submit Tenant's Plans and shall obtain the building permit referred to in Section 1(c), and Landlord shall diligently cooperate with Tenant with respect thereto;

(d)
Initial Alterations. Section 2(a) is hereby deleted in its entirety and the following substituted therefor: "(a) Tenant shall, promptly following Landlord's receipt and approval of Tenant's Plans, engage Turner to construct the Initial Alterations, and subject to the terms and conditions of the Lease, Tenant shall have Turner install the Initial Alterations in a good and workmanlike manner to conform with the approved Tenant's Plans. Tenant shall use commercially reasonable, good faith efforts under the circumstances, to have the Initial Alterations constructed on or before May 1, 2000, subject to causes beyond Tenant's reasonable control." Section 2(h) is hereby amended by deleting therefrom the phrase "has given Tenant notice of Landlord's refusal to perform such work and".

(e)	Tenant Delay. All provisions in Section 3 except the first sentence of the final paragraph thereof are hereby deleted in their entirety and are of no further force or effect.

(f)	Change Orders. Section 5(b) is hereby deleted in its entirety.

(g)
Move-In. The words "Commencement Date" in the last sentence of Section 7 are hereby deleted and the words "Tenant's Substantial Completion of the Initial Alterations and its delivery to Landlord of a certificate of occupancy and zoning compliance certificate" are hereby substituted therefor.

15.
Miscellaneous. As hereby amended, the Lease shall continue in full force and effect, the parties hereby ratifying and confirming the Lease, as amended by this Agreement. This Agreement, together with the Lease (and that certain Procedural and Safekeeping Agreement dated as of July 15, 1999 amongst Landlord, Tenant and Investors Bank & Trust Company), constitutes the full and complete agreement of the parties regarding the subject matters set forth herein, and shall supersede any prior or contemporaneous agreements between the parties concerning such subject matters. In the event of any conflicts or inconsistencies between the terms of the Lease, and the terms of the Lease (as amended by this Agreement), the terms of the Lease (as amended by this Agreement), shall govern and control in each instance. The Lease, as amended hereby, shall not be modified or altered except by written agreement signed by Landlord and Tenant. This Agreement shall bind and enure to benefit of Landlord and Tenant, and their respective successors and assigns. This Agreement shall not be binding on Landlord or Tenant, however, unless and until Landlord and Tenant, respectively, shall have executed and delivered final counterparts of this Agreement to the other. This Agreement may be executed in individual counterparts, which counterparts, when so executed and delivered, shall be deemed one and the same counterpart. This Agreement may also be executed and transmitted via facsimile machine, the parties hereby agreeing that any signature hereto transmitted via facsimile machine shall be deemed an original signature.

Please confirm the Tenant's agreement to the foregoing by having a duly authorized signatory sign below where indicated, and return two (2) partially executed counterparts of this Agreement to the undersigned for delivery to the Landlord for Landlord's signature.

Agreed to and accepted as of the date first
set forth above:

LANDLORD:
440 WHEELERS FARM ROAD, LLC

By:	SAP H Manager, Inc.

BY
Name: L. Thomas Osterman
Title: Vice President, duly authorized

TENANT:
THE WINTHROP CORPORATION

BY
Name: Peter M. Donovan
Title: President & CEO, duly authorized